Exhibit 99.1

Depomed Inc. Announces Corporate Name Change to Assertio Therapeutics, Inc.

Name Change Reflects Company’s Focus on Neurology, Orphan and Specialty Businesses

August 15, 2018, Lake Forest, Illinois - Assertio Therapeutics, Inc. (NASDAQ: ASRT), a leading specialty pharmaceutical company committed to advancing patient care, has announced that its corporate name change from “Depomed, Inc.” to “Assertio Therapeutics, Inc.” became effective at 11:59 p.m. ET yesterday, August 14, 2018. In connection with the name change, the Company’s common stock will begin trading under a new ticker symbol “ASRT” and a new CUSIP number, 04545L 107, at the opening of trading today, August 15, 2018.

“Over the last several years, we have taken strategic actions to transition the Company to focus on our neurology, orphan and specialty medicines,” said Arthur Higgins, President and CEO of Assertio Therapeutics, Inc. “As we’ve transformed, it has become clear that the name Depomed no longer accurately reflects the business we’re in today or the future direction in which we’re headed.

Assertio reflects an aspirational mindset consistent with our focus on advancing patient care. It’s a new brand identity that says we’re assertive and decisive when it comes to our mission, vision, values and strategy as well as our commitment to delivering shareholder value. It’s forward thinking and confident, energetic and entrepreneurial. It’s a new name — and a renewed mission to advance patient care in our core areas of neurology, orphan and specialty medicines.”

Additionally, on August 15, 2018, the Company completed the relocation of its corporate headquarters from Newark, CA, to Lake Forest, IL. The relocation is consistent with the Company’s strategy to attract new pharmaceutical talent in the Chicagoland area.

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets three FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to our corporate name change, our reincorporation in Delaware, the relocation of our corporate headquarters and other risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

INVESTOR AND MEDIA CONTACTS:

John B. Thomas
SVP, Investor Relations and Corporate Communications
jthomas@assertiotx.com